News Release


Contact:  Jeffrey R. Kotkin
Office:     (860) 665-5154

NU TRUSTEES AUTHORIZE SHARE REPURCHASE PROGRAM,
ELECT NEW TRUSTEES

     HARTFORD, Connecticut, July 10, 2001-The Northeast Utilities (NYSE-NU) Board of Trustees today authorized the repurchase of up to 15 million common shares by July 1, 2003 and announced the election of two new trustees.

     NU currently has nearly 134 million shares outstanding. In the second quarter of 2001, NU repurchased more than 10.3 million shares, including the closing out of a 10.1-million forward share repurchase arrangement with two financial institutions. Those shares were repurchased on NU's behalf in December 1999 and January 2000. The board authorization that permitted the repurchase of those shares expired on July 1, 2001.

     The new trustees are Richard H. Booth, president and chief executive officer of Hartford Steam Boiler Inspection & Insurance Company of Hartford, and James F. Cordes, former executive vice president of The Coastal Corporation.

     Prior to joining Hartford Steam Boiler, an affiliate of American International Group, Inc., Booth was executive vice president and a director of Phoenix Home Life Mutual Insurance Company and previously, president, chief operating officer and a director of The Travelers Corporation.

     Prior to his retirement in 1997, Cordes was responsible for Coastal's interstate and intrastate natural gas pipelines and storage facilities, natural gas and electricity marketing and risk management activities. Previously, he was president of American Natural Resources Company, which merged with Coastal in 1985.

     "We heartily welcome Richard Booth and James Cordes to our Board of Trustees," said Michael G. Morris, NU chairman, president, and chief executive officer. "They will provide us with the deep experience in financial markets, strategic planning, risk management oversight, and gas and electric marketing that integrated energy companies such as NU value so greatly today."

     NU operates New England's largest energy delivery system with approximately 1.8 million electric customers in Connecticut, New Hampshire, and Massachusetts and approximately 187,000 natural gas distribution customers in Connecticut and is one of the region's largest competitive energy suppliers.